Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Smithfield Foods, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, no par value	(1)	Other	18,400,000	$25.66	$472,144,000.00	0.0001531	$72,285.25

Total Offering Amounts:							$472,144,000.00		72,285.25
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$72,285.25

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Offering Note(s)

(1)	The securities are being registered solely in connection with the resale of shares of common stock by the selling shareholder named in the registration statement to which this exhibit relates (the “Selling Shareholder”). Represents an aggregate of 18,400,000 shares of common stock registered for resale by the Selling Shareholder, and includes 2,400,000 shares of common stock that the underwriters have the option to purchase.

Pursuant to Rule 457(c), the proposed maximum offering price per share of common stock registered hereunder is based on the average of the high and low prices of the common stock as reported on The Nasdaq Global Select Market on August 27, 2025, which was $25.66.